Exhibit 99.1

ENGlobal Announces 2020 Financial Results

Investor Conference Call Scheduled Today at 9:00 am Eastern

HOUSTON, TX, March 11, 2021 -- ENGlobal Corporation (NASDAQ:ENG), a leading provider of complete project solutions for renewable and traditional energy, today announced that, for the year ended December 26, 2020, the company posted a net loss of $625,000, or $(.02) per share, on revenue of $64,449,000, compared with a net loss of $1,466,000, or $(.05) per share, on revenue of $56,446,000 for the year ended December 28, 2019.

The company’s $8.0 million, or 14.2 percent, improvement in revenue compared to the prior year was primarily the result of an increase in revenue from the Engineering, Procurement, Construction Management (EPCM) segment of $6.5 million, or 33.5 percent, to $25.9 million for 2020 as compared with $19.4 million in 2019. ENGlobal’s continued performance on designing and delivering a complete modular hydrogen plant was largely responsible for this growth in revenue when compared to the prior year.

The company’s reduced annual loss – an improvement of 57 percent over 2019 – was primarily the result of the increase in revenue and higher margin projects from the company’s EPCM segment as well as a decrease of $0.5 million in SG&A expense year-over-year. However, COVID-related project delays and resulting inefficiencies experienced by the Company during the latter half of 2020 served to partially offset these improvements.

"I believe that ENGlobal is in a strong market position as we enter 2021”, said newly appointed CEO Mark Hess. “First, we have extensive expertise in building renewable fuel process plants and facilities as well as over 35 years’ experience in project execution in all sectors of the traditional oil and gas industry. Second, the company has successfully transitioned to vertically integrated project execution and delivery – including engineering and design to modular fabrication and automation integration. Third, despite the challenges posed by COVID in 2020, we made excellent progress in adding to our list of established technology and construction partners during the year. This accomplishment, in turn, has added to our differentiated capabilities - all of which we believe makes ENGlobal a more attractive, single source option for our clients’ changing needs.”

Mr. Hess continued: “Overall, we expect to have an increased ability to attract and perform the higher-value contracts that we are targeting, including the many attractive green and renewable energy projects in the $10 to $250 million range. As one metric of how our newly organized business model is just beginning to perform, the Company is now seeing a significant uptick in proposal activity with improving market conditions, with $278 million in proposals in process or issued to our clients already this year.”

“During the latter half of 2020, many businesses were shut down, airlines were not flying and demand for many of our clients’ products dwindled. Consequently, our business development efforts in many of our markets were severely hampered. Our backlog suffered as a result and we ended the year at about $24 million. Our focus the first part of this year is to rebuild our backlog as quickly as possible and we are investing heavily in our business development efforts to accomplish this goal.”

At December 26, 2020, ENGlobal had cash on hand of $13.7 million compared to $8.3 million at December 28, 2019.  The company’s December 26, 2020 cash on hand included the proceeds from its previously disclosed $4.9 million PPP loan and borrowings of $1.5 million from its $6.0 million Revolving Credit Facility. The company expects the PPP loan to be entirely forgiven, and if so, only the Revolving Credit Facility would remain as debt.

The following table illustrates the composition of the Company's revenue and profitability for its operations for the fiscal years ended December 26, 2020 and December 28, 2019:

	Year Ended				Year Ended
(amounts in thousands)	December 26, 2020				December 28, 2019
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit (Loss) Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit (Loss) Margin

Engineering & Construction	$25,929	40.2%	9.1%	(0.3)%	$19,436	34.4%	8.4%	(4.3)%
Automation	38,520	59.8%	15.8%	11.7%	37,010	65.6%	17.0%	12.4%
Consolidated	$64,449	100.0%	13.1%	(0.6)%	$56,446	100.0%	14.0%	(2.5)%

The following table illustrates the composition of the Company's revenue and profitability for its operations for the three months ended December 26, 2020 and December 28, 2019:

	Three Months Ended				Three Months Ended
(amounts in thousands)	December 26, 2020				December 28, 2019
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$6,158	53.2%	17.5%	1.7%	$3,888	23.3%	1.5%	(14.9)%
Automation	5,419	46.8%	23.3%	8.6%	12,800	76.7%	22.7%	19.2%
Consolidated	11,577	100.0%	20.2%	(5.3)%	16,688	100.0%	17.7%	4.6%

The following is a summary of the Company’s statement of operations for the last four quarters which may be helpful in analyzing our ongoing business:

(amounts in thousands)	2020				Fiscal Year
	Q1	Q2	Q3	Q4	2020
Revenue	$19,260	$17,882	$15,729	$11,578	$64,449
Gross Profit	3,260	2,453	1,144	1,594	8,451
Gross Profit Margin	16.9%	13.7%	7.3%	13.8%	13.1%
General & Administrative Expenses	2,133	2,314	2,174	2,213	8,834
Operating Income (Loss)	1,127	139	(1,030)	(619)	(383)
Net Income (Loss)	1,101	68	(1,110)	(684)	(625)

The following table presents certain balance sheet items as of December 26, 2020 and December 28, 2019:

(amounts in thousands)	As of December 26, 2020	As of December 28, 2019
Cash and restricted cash	$13,706	$8,307
Working capital	14,039	11,289

ENGLOBAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share amounts)

	Year Ended December 26,	Year Ended December 28,
	2020	2019

Operating revenues	$64,449	$56,446
Operating costs	55,998	48,530
Gross profit	8,451	7,916
Operating costs and expenses:
Selling, general, and administrative expenses	8,834	9,317
Operating loss	(383)	(1,401)
Other income (expense)
Interest expense, net	(153)	(31)
Other income, net	14	49
Loss before income taxes	(522)	(1,383)

Provision for federal and state income taxes	(103)	(83)

Net loss	$(625)	$(1,466)

Basic and diluted loss per common share	$(0.02)	$(0.05)

Basic and diluted weighted average shares used in computing loss per share:	27,474	27,414

ENGLOBAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share amounts)

	December 26, 2020	December 28, 2019
ASSETS
Current Assets:
Cash	$13,706	$8,307
Trade receivables, net of allowances of $386 and $236	7,789	11,435
Prepaid expenses and other current assets	891	889
Contract assets	4,090	3,862
Total Current Assets	26,476	24,493
Property and equipment, net	1,263	1,033
Goodwill	720	720
Other assets
Right of use asset	1,628	2,133
Deposits and other assets	351	307
Total Other Assets	1,979	2,440
Total Assets	$30,438	$28,686

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$2,138	$3,261
Accrued compensation and benefits	3,048	2,783
Current portion of leases	1,541	1,041
Contract liabilities	1,258	5,438
Current portion of note	3,707	—
Other current liabilities	745	681
Total Current Liabilities	12,437	13,204
Deferred payroll tax	1,037	—
Long term debt	2,733	—
Long term leases	608	1,458
Total Liabilities	16,815	14,662
Commitments and Contingencies (Note 15)
Stockholders’ Equity:
Common stock - $0.001 par value; 75,000,000 shares authorized; 27,560,686 and 27,413,626 shares issued and outstanding at December 26, 2020 and December 28, 2019, respectively	28	27
Additional paid-in capital	37,157	36,934
Accumulated deficit	(23,562)	(22,937)
Total Stockholders’ Equity	13,623	14,024
Total Liabilities and Stockholders’ Equity	$30,438	$28,686

ENGLOBAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	Year Ended December 26, 2020	Year Ended December 28, 2019
Cash Flows from Operating Activities:
Net loss	$(625)	$(1,466)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	449	389
Share-based compensation expense	223	61
Changes in current assets and liabilities:
Trade accounts receivable	3,646	(1,224)
Contract assets	(228)	(689)
Other current assets	(46)	245
Accounts payable	(1,123)	89
Accrued compensation and benefits	1,301	482
Contract liabilities	(4,180)	4,834
Income taxes payable	(57)	84
Other current liabilities, net	121	(140)
Net cash provided by (used in) operating activities	$(519)	$2,665

Cash Flows from Investing Activities:
Proceeds from notes receivable	—	24
Property and equipment acquired	(428)	(345)
Net cash used in investing activities	$(428)	$(321)

Cash Flows from Financing Activities:
Purchase of stock	—	(61)
Payments on finance leases	(93)	(36)
Proceeds from PPP loan	4,949	—
Proceeds from revolving credit facility	1,490	—
Net cash provided by (used in) financing activities	$6,346	$(97)
Net change in cash	5,399	2,247
Cash at beginning of year	8,307	6,060
Cash at end of year	$13,706	$8,307

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$153	$33
Right of use assets obtained in exchange for new operating lease liability	$963	$2,854
Leased assets obtained in exchange for new finance lease liabilities	$219	$351
Cash paid during the period for income taxes (net of refunds)	$86	$26

For further information on ENGlobal’s 2020 financial results, please refer to its Annual Report on Form 10-K to be filed with the SEC later today and included on the company’s website at www.englobal.com, or on the SEC’s website at www.sec.gov.

Conference Call

Management will host a conference call today at 9:00am EST to discuss the company’s 2020 financial results and outlook for 2021. To participate in the conference call, please dial in 5 to 10 minutes before the call:

(Toll Free) 888-506-0062 domestically, or 973-528-0011 internationally

Entry code: 441526

The conference call will also be broadcast live over the Internet and can be accessed at: https://www.webcaster4.com/Webcast/Page/2272/40284

The teleconference replay will be available shortly after the completion of the live event through 9:00am EST on March 18, 2021. You may access the replay by dialing (Toll Free) 877-481-4010 domestically, or 919-882-2331 internationally, and referencing conference ID 40284.

You may also access the replay by visiting the company's web site:

https://www.englobal.com/investors/events-and-presentations/

About ENGlobal

ENGlobal (NASDAQ:ENG) is a provider of engineering and automation services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of distributed control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within ENGlobal's Automation segment, ENGlobal Government Services, Inc. provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
The statements above regarding the Company's expectations, its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. All statements, other than statements of historical facts, included herein concerning, among other things, the Company’s ability to attract and perform the higher-value contracts that it is targeting, the Company’s ability to realize project awards or contracts on its pending proposals, and the anticipated forgiveness of the Company’s PPP loan, are forward-looking statements. For a discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal's filings with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT:
Mark A. Hess
Phone: (281) 878-1000
E-mail: ir@ENGlobal.com

Market Makers - Investor Relations
Jimmy Caplan
512-329-9505
Email: jimmycaplan@me.com

Market Makers - Media Relations
Rick Eisenberg
212-496-6828
Email: eiscom@msn.com